June 8, 2010

Mr. Vincent J. Franzone
AMERICAN BIO FUELS, LLC
56 West 45th Street
New York, NY 10036

On May 21, 2010 Goldspan Resources, Inc., a Nevada corporation (“GSPN”) and American Bio Fuels, LLC (“ABF”), entered into an LOI for the acquisition of Able NY by GSPN. GSPN and ABF shall be collectively referred to herein as the “Parties”.

The initial LOI provided for the issuance of convertible notes and common shares of GSPN in amounts and numbers to be determined.

During the due diligence period the Parties were to evaluate Able NY. Since the initial LOI the Parties have hereby agreed that the acquisition by GSPN will be solely for restricted common shares and there will be no debt or cash required for the Acquisition.

Further, as a requirement of the LOI for Able NY to obtain audited financial statements for the two years ended June 30, 2010 Able NY has engaged Silberstein Ungar, PLLC the auditors currently being used by Goldspan.

Further, the Parties acknowledge that this LOI may be provided to the SEC in the form of an 8-K filing. Both Parties shall agree to any public statement or press release by mutual consent with the understanding that the Parties agree that a press release shall be made once the Form 8-K announcing the execution of this letter of intent has been filed. Board of Directors approval of GSPN shall be provided prior to the filing of the 8-K.

This revised letter of intent shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

If the foregoing correctly states the general understanding that has been reached between us, please so indicate by signing in the space provided and returning one of the enclosed letters to us.

Sincerely,

Goldspan Resources, Inc.

By /s/ Leon Caldwell
Leon Caldwell, President

ACCEPTED AND AGREED

American Bio Fuels, LLC

/s/ Vincent J. Franzone
Vincent J. Franzone, President